EXHIBIT 7

                              AMENDED AND RESTATED

                                 RETIREMENT PLAN

                                       FOR

                              INDEPENDENT TRUSTEES

                                       OF

                            ROCHESTER FUND MUNICIPALS

     In recognition of the benefits derived by Rochester Fund Municipals (the "Fund") from having experienced persons serve as trustees, the Fund has adopted this Retirement Plan as of January 26, 1995, for the benefit of members of the Board of Trustees of the Fund who, as of such date, are not "interested persons" (as that term is defined in the Investment Company Act of 1940, as amended) of either the Fund's investment adviser or the Fund's principal underwriter ("Independent Trustees"). In anticipation of a possible transaction affecting the Fund and to assure that no "unfair burden" (within the meaning of Section 15(f) of the Investment Company Act of 1940, as amended) is imposed on the Fund as a result of such transaction, the Retirement Plan for the Independent Trustees of the Fund as adopted on January 26, 1995 has been amended and restated as of October 16, 1995 (the "Amended and Restated Plan").

SECTION 1. ELIGIBILITY

     1.1 Eligible Trustees; Eligible Service. Each Independent Trustee who at the time of Retirement (as defined in Section 4.4 herein) has served as an Independent Trustee for at least three years ("Eligible Service") will be an "Eligible Trustee" and, as such, will be eligible to receive retirement benefits under the Amended and Restated Plan. An Eligible Trustee's period of Eligible Service begins on the date of election to the Board of Trustees of the Fund (or its predecessor). Notwithstanding the foregoing, no members of the Board who first became Trustees on or after September 30, 1995 shall be subject to or eligible to receive benefits under the provisions of the Amended and Restated Plan.

SECTION 2. RETIREMENT DATE;  AMOUNT OF BENEFIT

     2.1 MANDATORY RETIREMENT. Each Independent Trustee will retire not later than the last day of the calendar month in which such Independent Trustee's seventy-second birthday occurs,


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which day is referred to hereinafter as such Independent Trustee's "Base
Retirement Date". The Base Retirement Date of an Eligible Trustee may be extended for a period which shall not exceed the last day of the calendar month in which such Independent Trustee's seventy-sixth birthday occurs, provided that such extension of the Base Retirement Date (referred to herein as the "Alternate Retirement Date") is approved by the unanimous vote by secret ballot of all Independent Trustees then serving on the Board of Trustees of the Fund. Notwithstanding the foregoing, any Eligible Trustee who is 70 years of age or older on the date of the adoption of this Amended and Restated Plan may elect a date of retirement which date shall be a date no later than the third anniversary of the adoption of this Amended and Restated Plan, which date is also referred to hereinafter as such Independent Trustee's Elective Retirement Date.

     2.2 EARLY RETIREMENT. An Eligible Trustee may elect to retire from service on the Board of Trustees on the last day of the calendar month in which such Eligible Trustee's sixtythird birthday occurs or at any time thereafter, which day is referred to hereinafter as the "Early Retirement Date", by providing written notice of his or her intention to do so no less than two months in advance of the Early Retirement Date. Notwithstanding the foregoing, an Eligible Trustee who elects Early Retirement prior to his or her sixty-fifth birthday shall not be eligible to receive benefits under the Amended and Restated Plan prior to his or her sixty-fifth birthday.

     2.3 RETIREMENT BENEFIT. Upon retirement, whether such retirement commences upon the Base Retirement Date, the Alternative Retirement Date or the Elected Retirement Date as provided in Section 2.1, or the Early Retirement Date as provided in Section 2.2, each Eligible Trustee will receive an Annual Retirement Benefit as defined herein for a period of 10 years or the remainder of the Trustee's life, whichever is less. The amount of the Annual Retirement Benefit shall be equal to the product of $1500 multiplied by the number of years which such Eligible Trustee served as such on the Board of Trustees of the Fund (not to exceed nine years). The maximum Annual Retirement Benefit which may be paid to a retired Eligible Trustee under the Amended and Restated Plan is $13,500.

     2.4 PAYMENT OF BENEFIT; ALLOCATION OF COSTS. The Fund shall be responsible for the payment of the Annual Retirement Benefit to each Eligible Trustee hereunder, as well as for all expenses of administration of the Amended and Restated Plan, including, without limitation, all accounting and legal fees and expenses. The obligation of the Fund to pay such benefits and such expenses will not be secured or funded in any matter, and such obligations will not have any preferences over the lawful claims of the Fund's creditors and shareholders. To the extent that the Fund consists of one or more portfolios, such costs and expenses will be allocated among such portfolios by the Board of Trustees in a manner that is determined by such Board to be fair and equitable under the circumstances.

SECTION 3. ADMINISTRATION

     3.1 THE COMMITTEE. Any questions involving entitlement to payments under the


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Amended and Restated Plan or the administration of the Amended and Restated Plan will be referred to a committee consisting of Independent Trustees designated by the Board of Trustees of the Fund. Except as otherwise provided herein, the Committee will make all interpretations and determinations necessary or desirable for the administration of the Amended and Restated Plan, and such interpretations and determinations will be final and conclusive.

     3.2 POWERS OF THE COMMITTEE. The Committee will represent and act on behalf of the Fund in respect of the Amended and Restated Plan and, subject to the other provisions of the Amended and Restated Plan, the Committee may adopt, amend or repeal procedures relating to the administration of the Amended and Restated Plan, the conduct of the Committee's affairs, its rights or powers or the rights or powers of its members. The Committee will report to the Board of Trustees from time to time on its activities in respect of the Amended and Restated Plan. The Committee or persons designated by it will cause such records to be kept as may be necessary for the administration of the Amended and Restated Plan.

SECTION 4. MISCELLANEOUS AND TRANSITION PROVISIONS

     4.1 RIGHTS NOT ASSIGNABLE. The right of an Eligible Trustee to receive any payment under the Amended and Restated Plan is not assignable or transferable. Nothing in the Amended and Restated Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance or other such right in any spouse or heirs or the estate of any Eligible Trustee.

     4.2 AMENDMENTS, ETC. The Committee, with the concurrence of the Board of Trustees, may at any time amend or terminate the Amended and Restated Plan or waive any provision of the Amended and Restated Plan, provided that no amendment, termination or waiver will impair the rights of an Eligible Trustee to receive upon retirement the payments which would have been made to such Eligible Trustee had there been no such amendment, termination or waiver (based upon such Eligible Trustee's Eligible Service to the date of such amendment, termination or waiver) or the rights of a retired Eligible Trustee to receive any benefit due under the Amended and Restated Plan, without the consent of such Eligible Trustee or retired Eligible Trustee, as the case may be. An Eligible Trustee or a retired Eligible Trustee may elect to waive receipt of his or her Annual Retirement Benefit by so advising the Committee in writing of such waiver.

     4.3 NO RIGHT TO RE-ELECTION. Nothing contained herein shall be construed to create any obligation on the part of the Board of Trustees of the Fund to nominate any Independent Trustee for re-election to the Board.

     4.4 RETIREMENT DEFINED. The term "retirement" for purposes of this Amended and Restated Plan shall include any termination of service (other than by reason of the death of the Eligible Trustee) of an Eligible Trustee except any termination which the Committee determines

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to have resulted from the Eligible Trustee's willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Independent Trustee.

     4.6 TRANSITION PROVISIONS. The Amended and Restated Plan will be effective for all Eligible Trustees who have dates of retirement occurring on or after December 31, 1995. Periods of Eligible Service shall include periods commencing prior to such date. The Amended and Restated Plan will become effective on the date (the "Effective Date") when the Committee determines that any regulatory approvals or advice that may be necessary or appropriate in connection with the Amended and Restated Plan have been obtained.

     IN WITNESS WHEREOF, this Retirement Plan for Independent Trustees of Rochester Fund Municipals adopted on January 26, 1995, has been amended and restated as of 16th day of October, 1995.

                                                /s/ RONALD H. FIELDING
                                            -------------------------------
                                              Ronald H. Fielding, President
                                               Rochester Fund Municipals
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